Founders Grant Form
EXHIBIT 10.22
NERDY INC.
2021 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE
Pursuant to the terms and conditions of the Nerdy Inc. 2021 Equity Incentive Plan, as amended from time to time (the “Plan”), Nerdy Inc., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) the number of restricted stock units set forth below (this “Award”) on the terms and conditions set forth herein and in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:	Charles Cohn
Date of Grant:	____________________________
Total Number of Restricted Stock Units:	9,258,298
Vesting Schedule:
Subject to the Agreement, the Plan and the other terms and conditions set forth herein, the Restricted Stock Units shall vest in accordance with the terms and conditions set forth on Exhibit B attached hereto (the “Founder RSU Award Conditions”).

By accepting this Grant Notice, you agree to be bound by the terms and conditions of the Plan, the Agreement, the Founder RSU Award Conditions and this Restricted Stock Unit Award Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan, the Founder RSU Award Conditions and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan, and this Grant Notice. You hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan, the Founder RSU Award Conditions or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Electronic acceptance of this Grant Notice pursuant to the Company’s instructions to the Participant (including through an online acceptance process) is acceptable.

Founders Grant Form
EXHIBIT A

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (together with the Grant Notice to which this Restricted Stock Unit Award Agreement is attached and the Founder RSU Award Conditions, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between Nerdy Inc., a Delaware corporation (the “Company”), and Chuck Cohn (the “Participant”).
1.The Grant. In consideration of the Participant’s past and/or continued employment with the Company or its Affiliates and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant set forth in the Grant Notice, the Company hereby grants the Participant an award consisting of the number of Restricted Stock Units set forth in the Grant Notice, whereby each Restricted Stock Unit represents the right to receive one share of Stock, in accordance with the terms and conditions set forth herein and in the Plan (the “Award”). To the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, Participant acknowledges and agrees that those terms of the Plan shall control and, if necessary, the applicable terms of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan.
2.Rights as a Stockholder. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle Participant to any rights of a holder of Stock prior to the date shares of Stock are issued to Participant in settlement of the Award. Participant’s rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Restricted Stock Units lapse in accordance with Section 5.
3.Restrictions; Forfeiture. The Restricted Stock Units are restricted in that they may not be sold, transferred, or otherwise alienated or hypothecated until these restrictions are removed or expire as contemplated in Section 5 of this Agreement and as described in the Notice of Grant and the Founder RSU Award Conditions, and Stock is issued to Participant as described in Section 4 of this Agreement. The Restricted Stock Units are also restricted in the sense that they may be forfeited to the Company (the “Forfeiture Restrictions”).
4.Issuance of Stock. No shares of Stock shall be issued to Participant prior to the date on which the Restricted Stock Units vest and the restrictions, including the Forfeiture Restrictions, with respect to the Restricted Stock Units lapse, in accordance with Section 5. After the Restricted Stock Units vest pursuant to this Agreement and the Founder RSU Award Conditions, the Company shall, promptly and within 60 days of such vesting date, cause to be issued Stock registered in Participant’s name in payment of such vested Restricted Stock Units upon receipt by the Company of any required tax withholding. The Company shall evidence the Stock to be issued in payment of such vested Restricted Stock Units in the manner it deems appropriate. The value of any fractional Restricted Stock Units shall be rounded down at the time Stock is issued to Participant in connection with the Restricted Stock Units. No fractional shares of Stock, nor the cash value of any fractional shares of Stock, will be issuable or payable to Participant pursuant to this Agreement. The value of such shares of Stock shall not bear any interest owing to the passage of time. Any Dividend Equivalents credited to Participant’s account during the vesting schedule of the related Restricted Stock Units shall become payable to Participant in the form of a lump sum cash payment at the same time as the related Restricted Stock Units are settled in accordance with this Section 4. Neither this Section 4 nor any action taken pursuant to or in accordance with this Section 4 shall be construed to create a trust or a funded or secured obligation of any kind.
5.Vesting; Expiration of Restrictions and Risk of Forfeiture. The restrictions on the Restricted Stock Units granted pursuant to this Agreement, including the Forfeiture Restrictions, will lapse upon the vesting dates set forth in the Founder RSU Award Conditions, subject to the terms and conditions therein. Any shares of Stock underlying the Restricted Stock Units that become vested and nonforfeitable will be issued to Participant in payment of Participant’s vested Restricted Stock Units as set forth in Section 4.
6.Termination of Employment. If Participant’s employment with the Company or any of its Subsidiaries is terminated for any reason, then, except as set forth on Exhibit B, those Restricted Stock Units for which the Forfeiture Restrictions have not lapsed as of the date of termination shall become null and void and those Restricted Stock Units shall be forfeited to the Company. The Restricted Stock Units for which the Forfeiture Restrictions have lapsed as of the date of such termination, including Restricted Stock Units for which the restrictions lapsed in connection with such termination or which remain outstanding and eligible to vest pursuant to Founder RSU Award Conditions, shall not be forfeited to the Company and shall be settled (or eligible to vest and be settled) as set forth in Section 5. For purposes of this Agreement and as set forth on Exhibit B, Participant shall be considered to be employed by the Company or an Affiliate as long as Participant remains the Chief Executive Officer or Executive Chairman of the Company; provided that, following a Change in Control, Participant shall be considered to be employed by the Company or an Affiliate so long as Participant remains in service with the Company, an Affiliate, or a corporation or other entity or a parent or subsidiary of such corporation or other entity assuming or substituting a new award for this Award.
7.Leave of Absence. This Award shall be subject to any Company policy applicable to treatment of equity Awards upon a leave of absence.
8.Tax Withholding. To the extent that the grant or vesting of this Award results in compensation income or wages to Participant for federal, state, local and/or foreign tax purposes, Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award. Unless otherwise determined by the Committee, the Company’s (or any Subsidiary’s) required tax withholding obligation shall be satisfied in full by an arrangement whereby (i) the Company shall issue to a broker designated by the Company and acting on behalf of the Participant a number of shares of Stock sufficient to satisfy the withholding amount due along with any applicable third-party commission with irrevocable instructions to sell such shares of Stock (“Sell-to-Cover”) and (ii) the proceeds from such Sell-to-Cover shall be remitted to the Company. In the event the proceeds from the Sell-to-Cover are insufficient to fully satisfy the applicable withholding taxes, the Participant authorizes withholding from payroll and any other amounts payable to the Participant, in the same calendar year, and otherwise agrees to make adequate provision through the submission of cash, a check or its equivalent for any sums required to satisfy the remaining withholding taxes. Given that Sell-to-Cover is both mandatory and non-discretionary, it is the intent of the parties that this Section 8 comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and the Agreement will be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act. Participant acknowledges that there may be adverse tax consequences upon the grant or vesting of this Award or disposition of the underlying shares and that Participant has been advised, and hereby are advised, to consult a tax advisor. Participant represents that Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
9.Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock will be subject to compliance with all applicable requirements of with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless  a registration statement under the Securities Act is, at the time of issuance, in effect with respect to the shares issued or in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. PARTICIPANT IS CAUTIONED THAT ISSUANCE OF STOCK UPON THE VESTING OF RESTRICTED STOCK UNITS GRANTED PURSUANT TO THIS AGREEMENT MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.
10.Legends. If a stock certificate is issued with respect to shares of Stock issued hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the SEC, any applicable laws or the requirements of the New York Stock Exchange or any other stock exchange on which the Stock is then listed. If the shares of Stock issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.
11.No Right to Continued Employment, Service or Awards. Nothing in the adoption of the Plan, nor the award of Restricted Stock Units thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time. The grant of this Award is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.
12.Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.
13.No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Stock Units granted hereunder.
14.Execution of Receipts and Releases. Any issuance or transfer of shares of Stock or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such Person hereunder. As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate.
15.No Guarantee of Interests. The Board, the Committee and the Company do not guarantee the Stock of the Company from loss or depreciation.
16.Company Records. Records of the Company or any Affiliate regarding the Participant’s service and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.
17.Notices. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.
18.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format (including any notices required by Section 17 above), the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.
19.Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors, administrators and the Person(s) to whom this Award may be transferred by will or the laws of descent or distribution.
20.Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.
21.Interpretation. The titles and headings of paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.
22.Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.
23.Consent to Missouri Jurisdiction and Venue. The Participant hereby consents and agrees that state courts located in St. Louis County, Missouri and the United States District Court for the Eastern District of Missouri each shall have personal jurisdiction and proper venue with respect to any dispute between the Participant and the Company arising in connection with the Award or this Agreement. In any dispute with the Company, the Participant will not raise, and the Participant hereby expressly waives, any objection or defense to any such jurisdiction as an inconvenient forum.

24.Company Recoupment of Awards. A Participant’s rights with respect to this Award shall in all events be subject to (a) any right that the Company may have under any Company clawback or recoupment policy or other agreement or arrangement with a Participant and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder form time to time by the SEC.
25.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to this Award; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.
26.Acknowledgements Regarding the Nonqualified Deferred Compensation Rules. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. The Participant acknowledges and agrees that (a) the Participant is not relying upon any written or oral statement or representation of any of the Company, any Affiliate or any of their respective employees, directors, managers, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with the Participant’s execution of this Agreement and the grant, settlement and vesting of this Award, and (b) in deciding to enter into this Agreement, the Participant is relying on the Participant’s own judgment and the judgment of the professionals of the Participant’s choice with whom the Participant has consulted. The Participant hereby releases, acquits and forever discharges the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the Participant’s execution of this Agreement and the grant, vesting and settlement of this Award.
27.The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.
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Exhibit B
Founder RSU Award Conditions
1.Vesting of Restricted Stock Units. Upon the first instance of the Company’s achievement, on or before September 20, 2028 (the “Performance Period End Date”), of the applicable Stock Price Hurdles set forth below, subject to your continued employment as Chief Executive Officer or Executive Chairman of the Company through such vesting date (the “Hurdle Achievement Date”), the corresponding number of Restricted Stock Units shall vest on such Hurdle Achievement Date.

Stock Price Hurdle	Number of Restricted Stock Units	Aggregate % of Restricted Stock Units
$18.00	1,322,614	14.29%
$22.00	1,322,614	28.57%
$26.00	1,322,614	42.86%
$30.00	1,322,614	57.14%
$34.00	1,322,614	71.43%
$38.00	1,322,614	85.71%
$42.00	1,322,614	100%

For purposes of the above, the applicable “Stock Price Hurdle” will be deemed achieved upon the first (and only the first) date prior to the Performance Period End Date on which the average closing market price on the New York Stock Exchange (or such other market on which the Company’s Class A Common Stock is then principally listed) of one share of the Company’s Class A Common Stock over a consecutive 90 calendar-day period, equals or exceeds the applicable dollar amount set forth in the table above.
    The above Stock Price Hurdles and the corresponding number of Restricted Stock Units shall be equitably and proportionately adjusted in the event of an event set forth in Section 8(c) or Section 8(d) of the Plan.
2.Forfeiture of Restricted Stock Units.

a)Subject to paragraphs 2(b) and 3(c) of this Exhibit B, any Restricted Stock Units that have not vested as of the termination of your employment shall immediately terminate and be forfeited. For purposes hereof, your employment shall be deemed terminated if you are no longer the Chief Executive Officer or Executive Chairman of the Company (it being understood that service solely as a non-employee member of the Board shall not constitute continued employment for this purpose); provided that, following a Change in Control, you shall be considered to be employed by the Company or an Affiliate so long as you remain in service in any capacity with the Company, an Affiliate, or a corporation or other entity or a parent or subsidiary of such corporation or other entity assuming or substituting a new award for this Award.
b)Notwithstanding the foregoing, in the event your employment is terminated without Cause or you resign for Good Reason, or in the event your employment terminates due to your death or Disability, in each case, prior to a Change in Control (such termination, a “Qualifying Non-CIC Termination”), this Award shall remain outstanding and eligible to vest upon any Hurdle Achievement Date that occurs during the period ending upon the earlier of the Performance End Date or the twenty-four month anniversary following such Non-CIC Termination (the “Post-Termination Period”).
c)For the avoidance of doubt, this Award will automatically terminate with respect to Restricted Stock Units that are then unvested as of the Performance Period End Date (or the last day of the Post-Termination Period, if earlier) with respect to any and all corresponding Stock Price Hurdle(s) that has/have not been achieved by such date.
3.Change in Control.
a)Measurement upon Change in Control. Upon a Change in Control that occurs on or prior to the Performance End Date, the Company’s achievement of the applicable Stock Price Hurdles for any Restricted Stock Units that have not previously attained such Stock Price Hurdles shall be determined based on the Change in Control Price (as defined in the Plan), with straight-line interpolation for any Change in Control Price between Stock Price Hurdles. Any Restricted Stock Units that satisfy any Stock Price Hurdle(s) as of a Change in Control pursuant to the immediately preceding sentence shall vest as of immediately prior to such Change in Control.
b)Unvested RSUs Not Assumed. To the extent that any Restricted Stock Units do not satisfy the Stock Price Hurdles in such case (the “Unvested RSUs”), and to the extent such Unvested RSUs are not assumed, continued or substituted by a successor or acquirer. 50% of such Unvested RSUs shall accelerate and vest immediately prior to and subject to the consummation of such Change in Control, with the remaining 50% of such Unvested RSUs forfeited for no consideration.
c)Unvested RSUs Assumed. To the extent any Unvested RSUs are assumed, continued or substituted by a successor or acquirer, such Unvested RSUs shall vest quarterly over the twelve-month period following the Change in Control, subject to your continued service with the successor or acquirer or its affiliates (and, for the avoidance of doubt, such service would not be limited to the role of Chief Executive Officer or Executive Chairman). In the event your service is terminated without Cause or you resign for Good Reason prior to the vesting of such Unvested RSUs, 50% of the then-unvested portion of such Unvested RSUs would accelerate and vest

4.Holding Period. You will be required to hold 100% of the Net Shares (as defined below) received as the result of the settlement of any vested Restricted Stock Units pursuant to this Award, for two years following the applicable Hurdle Achievement Date; provided that, (i) you shall be permitted to transfer any Net Shares for estate-planning purposes to a “Family Member” (as such term is used and defined in the Registration Statement on Form S-8 under the Securities Act of 1933, as amended) and (ii) such holding period shall no longer apply in the event your employment is terminated without Cause or you resign for Good Reason. For purposes hereof, “Net Shares” means those shares of Class A Common Stock that remain after shares subject to this Award are sold or withheld, as the case may be, to satisfy any tax obligations arising in connection with the settlement upon vesting of any Restricted Stock Units.
5.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
a)“Cause” means your employment with the Company is terminated by the Company for any of the following reasons: (i) any material breach by you of any employment agreement or confidentiality and/or proprietary information and invention assignment agreement between you and the Company or any material written policy of the Company and, if curable, your failure to cure such breach within 30 days after receiving written notice thereof; (ii) intentional repeated willful misconduct or gross neglect of your duties and your failure to cure, if curable, such condition within 30 days after receiving written notice thereof; (iii) your willful repeated failure to follow reasonable and lawful instructions from the Board of Directors of the Company, and your failure to cure, if curable, such condition within 30 days after receiving written notice thereof; (iv) your conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; or (v) your commission of or participation in an act of fraud against the Company.
b)“Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.
c)“Good Reason” means your resignation from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (i) a material reduction in your job responsibilities, duties, authority, and following a Change in Control you not serving in the role as Chief Executive Officer of the ultimate parent company in a control group of companies; (ii) you ceasing to report to the Board of Directors of the Company, or following a Change in Control you not reporting directly to the Board of Directors of the ultimate parent company in a control group of companies, (iii), a material breach of by the Company of any employment agreement or confidentiality and/or proprietary information and invention assignment agreement between you and the Company; or (v) a relocation of your principal place of employment that increases your one-way commute by more than 30 miles. In addition, in order to terminate employment for Good Reason, you must notify the Company in writing of the circumstances constituting Good Reason within 30 days after the first occurrence of the circumstance giving rise to Good Reason setting forth the basis for your resignation and the Company shall have 30 days after your written notice is received in which to cure. In the event the Company fails to cure within such 30- day period, you must resign from all positions you hold with the Company effective no later than 90 days after the expiration of such cure period.
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